Exhibit 99.4

Execution Version

VOTING AND CONSORTIUM AGREEMENT

THIS VOTING AND CONSORTIUM AGREEMENT (this “Agreement”) is made on May 13, 2026:

BETWEEN:

1.	Mr. Sheng Chen, citizen of the People’s Republic of China (the “PRC”) with ID Card No. 110108196807271450 (the “Founder”);

2.	GenTao Capital Limited, a business company with limited liability incorporated under the Laws of British Virgin Islands (the “Founder Entity 1”);

3.	Fast Horse Technology Limited, a business company with limited liability incorporated under the Laws of British Virgin Islands (the “Founder Entity 2”);

4.	Sunrise Corporate Holding Ltd., a business company with limited liability incorporated under the Laws of British Virgin Islands (the “Founder Entity 3”);

5.	Personal Group Limited, a business company with limited liability incorporated under the Laws of British Virgin Islands (the “Founder Entity 4”);

6.	Zentribe Capital (BVI) Limited, a business company with limited liability incorporated under the Laws of British Virgin Islands (the “Founder Entity 5”);

7.	Beacon Capital Group Inc., a business company with limited liability incorporated under the Laws of British Virgin Islands (the “Founder Entity 6”, together with the Founder Entity 1, the Founder Entity 2, the Founder Entity 3, the Founder Entity 4, the Founder Entity 5, the “Founder Entities”; the Founder Entities, together with the Founder, the “Founder Parties”);

8.	PJ Millennium I Limited, a business company incorporated under the laws of the British Virgin Islands (“Investor A”); and

9.	PJ Millennium II Limited, a business company incorporated under the laws of the British Virgin Islands (“Investor B”, and together with Investor A, the “Investors”).

Each party is referred to herein individually as a party (a “Party”) and collectively as the Parties (the “Parties”). Unless otherwise indicated, capitalized terms not defined herein shall have the same meaning assigned to such term in the Deed of Representations and Warranties (the “Deed”) made as of May 13, 2026 by and among the Company (as defined below) and the Investors.

WHEREAS,

1.	In connection with a Share Purchase Agreement, made as of May 13, 2026 (the “Share Purchase Agreement”), by and among Success Flow International Investment Limited, a BVI Business Company incorporated under the Laws of the British Virgin Islands, Choice Faith Group Holdings Limited, a BVI Business Company incorporated under the Laws of the British Virgin Islands (collectively, the “Sellers” and each, a “Seller”) and the Investors under which the Investors agreed to purchase in aggregate 650,424,192 Class A Ordinary Shares of VNET Group, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) Class A Ordinary Shares (the “Purchased Shares”) subject to the terms and conditions thereof. The Investors and the Company also entered into an Investor Rights Agreement dated as of May 13, 2026 (the “Investor Rights Agreement”) pursuant to which the Company agreed to grant to the Investors certain investor rights and the Investors have agreed with the Company to comply with certain restrictions as to the transfer of the Purchased Shares as set forth therein.

2.	As of the date hereof, (a)(i) Founder Entity 1 holds 33,628,927 Class A Ordinary Share, (ii) Founder Entity 2 holds 19,670,117 Class B Ordinary Shares, (iii) Founder Entity 3 holds 8,087,875 Class B Ordinary Shares, and (iv) Founder Entity 4 holds four (4) Class A Ordinary Shares, 769,486 Class B Ordinary Shares and 60,000 Class C ordinary shares of the Company with a par value of US$0.00001 each, (v) Founder Entity 5 holds 1,479,660 Class A Ordinary Shares; (vi) Founder Entity 6 holds 34,744,206 Class A Ordinary Shares; and (b) the Founder is the sole and direct shareholder of each of the Founder Entities and the chairman of the Board of the Company.

NOW THEREFORE, in consideration of the premises, the covenants and agreements set forth herein and in the Share Purchase Agreement, the Deed and the Investor Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree unanimously to the following:

Article I
VOTING

1.1	Each Investor agrees and undertakes that, (i) during the Voting Term (as defined below), with respect to an aggregate of fifty percent (50%) of (A) Class A Ordinary Shares held by Investors as of the Closing minus (B) the Founder Indirect Shares (such aggregate number, collectively, and including Class A Ordinary Shares held in the form of ADSs, the “Relevant Shares”), and (ii) at any time after the Effective Date, with respect to the Founder Indirect Shares (as defined below) (together with Relevant Shares, the “Proxy Shares”) subject to the terms and conditions of this Agreement:

(a)	unless otherwise agreed by the Founder in writing, when and to the extent that any Investor, in its capacity as holder of the Proxy Shares, is entitled to vote in accordance with the M&AA and applicable Laws, whether at shareholders meetings of the Company, by written resolutions of shareholders of the Company or consent or in such other manner as may be permitted by the applicable Laws, such Investor shall vote in accordance with any voting instructions provided by the Founder Parties in writing (the “Voting Instructions”). The Voting Instructions shall include all relevant and sufficient details to enable such Investor to so vote and shall be delivered at least ten (10) Business Days before the date on which such voting is set to be made (or the date by when the written resolutions or consent is requested or required to be returned to the Company, as applicable) (such date, the “Voting Date”); provided that Voting Instructions shall be deemed effective solely in respect of the immediately succeeding shareholder meeting (or equivalent shareholder voting occasion) and any adjournments thereof, and any instructions indicated therein applicable to one or more voting occasions subsequent thereto shall be disregarded and deemed ineffective for purposes of any Investor’s obligations set forth in this Section 1.1; provided further that the Voting Instructions shall not contravene with Investor Director’s (as defined in the Investor Rights Agreement) exercise of veto rights under Section 4.2(a) of the Investor Rights Agreement.

(b)	any Investor shall be entitled to at any time and from time to time prior to the Voting Date, share with the Founder Parties their views on any or all of the resolutions of shareholders being proposed and provide their recommendations; provided that the Founder Parties shall retain the ultimate discretion with respect to the Voting Instructions;

(c)	upon the receipt of the Voting Instructions from the Founder Parties, each Investor shall as soon as reasonably practicable and, in any event, by no less than five (5) Business Days before the Voting Date, (i) appoint the Founder, or such designee as the Founder may designate in the Voting Instructions, as a proxy and issue a proxy (if required) and a power of attorney (substantially in the form as set forth in Exhibit A hereto) (such documents, the “Proxy Documents”) to authorize the Founder or such Founder’s designee to exercise voting rights attached to the applicable Proxy Shares on behalf of itself at the Voting Date and solely in accordance with the Voting Instructions; or (ii) as applicable, where such Proxy Shares are held in the form of ADS and in the name of any broker-dealer on behalf of such Investor, instruct and direct any such holder of record of such Proxy Shares to vote such shares in accordance with the Voting Instructions or execute the Proxy Documents with respect to such shares to authorize the Founder or such Founder’s designee to vote on behalf of such holder of record at the Voting Date and solely in accordance with the Voting Instructions (the authorization as contemplated under this Section 1.1(c), the “Authorization”); and

(d)	if any Investor fails to deliver the Proxy Documents in accordance with Section 1.1(c), the Founder (or such designee as the Founder may designate in the Voting Instructions) shall be deemed to have been appointed as such Investor’s proxy as if the Proxy Documents had been issued in accordance with Section 1.1(c) and the Founder or such Founder’s designee shall accordingly be entitled to exercise voting rights attached to the applicable Proxy Shares on behalf of such Investor at the Voting Date; provided that the foregoing shall not, for the avoidance of doubt, relieve the Founder or such Founder’s designee from the obligation to act solely in accordance with the Voting Instructions.

(e)	notwithstanding anything to the contrary in this Agreement, the Parties hereby agree and acknowledge that, during the Voting Term, each Investor shall be entitled to independently exercise the votes attached to the Relevant Shares at its sole and absolute discretion, whether at shareholders meetings of the Company, by written resolutions of shareholders of the Company or consent or in such other manner as may be permitted by the applicable Laws, if the applicable subject matter concerns: (i) an amendment of the Company’s constitutional documents including the M&AA that, if adopted, would restrict, inhibit, or terminate the rights, powers, preferences or privileges enjoyed by, or actions or entitlements of any Investor under the Share Purchase Agreement or the other Transaction Documents, (ii) any merger, division, restructuring, spin-off or dissolution of the Company or any of its significant subsidiaries (as determined pursuant to Rule 1-02(w) of Regulation S-X under the Exchange Act of 1934, as amended) (the “Significant Subsidiaries”), or change of corporate form of the Company or any of its Significant Subsidiaries, (iii) any initiation of proceedings for any bankruptcy, liquidation or dissolution of the Company or any of its Significant Subsidiaries, and (iv) any repurchase, redemption or cancellation of the Equity Securities of the Company.

(f)	if the Founder disputes any exercise of voting power by an Investor pursuant to Section 1.1(e) and provided that such dispute cannot be resolved by good faith discussions, then the Founder may seek to resolve such dispute pursuant to Section 3.1; and without limiting the foregoing, if the Investor does exercise the votes attached to the Relevant Shares pursuant to Section 1.1(e) during the pendency of such dispute, then, if reasonably requested by the Founder prior to exercising such votes, the Investor shall provide to the Founder (on a without prejudice basis) a legal opinion by a reputable legal advisor endorsing that such exercise of voting power by the Investor is in accordance with Section 1.1(e); provided, that, nothing in this Section 1.1(f) shall require the Investor to provide or disclose any other information or document or take any other action that may affect or infringe attorney-client or similar privilege.

“Voting Term” means initially the period starting from the Closing and ending, subject to Section 1.7, upon the date that falls on the second (2nd) anniversary of the Closing Date (the “Initial Voting Term”), as may be extended upon good faith discussion and mutual agreement after the expiration of the Initial Voting Term (such extended period after the Initial Voting Term, the “Extended Voting Term”) pursuant to Sections 1.5.

1.2	For the avoidance of doubt, each Investor is entitled to exercise its voting rights attached to such Equity Securities of the Company held by it (including any Class A Ordinary Shares held in the form of ADSs) that are not Proxy Shares from time to time in its sole and absolute discretion whether at shareholders meetings of the Company, by written resolutions of shareholders of the Company or consent or in such other manner as may be permitted by the applicable Laws, as the case may be.

1.3	So long as Section 1.1 or Section 1.6 remains in effect in accordance with the provisions hereof, in the event that any Investor Transfers any or all of the Proxy Shares to, with respect to each Investor, (i) any Affiliate of such Investor or (ii) any successor entity of such Investor (the “Permitted Transferee”), such Investor shall procure such transferee to agree in writing to be bound by, and subject to, those Sections under this Article I that remain in effect.

1.4	Notwithstanding anything to the contrary herein, in the event that any Investor Transfers (subject to Section 4.7 of the Investor Rights Agreement) any or all of the Proxy Shares to any party after the expiration or termination of the term of the applicable transfer restrictions set out in Section 4.7 of the Investor Rights Agreement, whether in an on-market transaction through a public securities exchange, through a broker-dealer or otherwise in a similar transaction (including a sale to the public market through an effective registration statement of the Company or a bona fide sale to the public market without registration effectuated in the broker’s transactions pursuant to Rule 144 under the Securities Act) or in an off-market/private transaction, such subsequent transferee shall not be subject to this Article I with respect to the Proxy Shares so Transferred.

1.5	The Parties hereby agree that, so long as Section 1.1 remains in effect or in operation, during the ninety (90)-day period immediately preceding the expiration of the Initial Voting Term, the Founder Parties and the Investors shall discuss in good faith an extension of the Voting Term for another 24 months.

1.6	Notwithstanding anything to the contrary herein, Section 1.1, Section 1.3 and Section 1.5 shall terminate automatically and irrevocably upon the occurrence of any of the following:

(a)	the unanimous agreement by the Investors and the Founder to such termination in writing;

(b)	any merger, recapitalization, amalgamation, spin-off, consolidation or other similar transaction resulting in a Change of Control;

(c)	the occurrence of any facts or circumstances that, the Board and the Investors have unanimously determined that would reasonably be expected to result in a Material Adverse Effect;

(d)	the Investors beneficially own on a collective basis the Equity Securities of the Company that represent ten percent (10%) or less of the then total issued and outstanding shares of the Company (calculated on a fully diluted and as-converted basis);

(e)	any material breach or default by any of the Founder Parties of any arrangement or agreement with any of the Investors, its Affiliates and/or entities of which the beneficial interests are ultimately attributed to any of the Investors and/or its Affiliates; provided that (i) if, as of the occurrence of such material breach or default, the Investors are not required to file for PRC Anti-Monopoly Clearance (as defined below) as a result of the termination contemplated herein, such termination shall take effect immediately upon the occurrence of such material breach or default, or (ii) if, as of the occurrence of such material breach or default, the Investors are required to file for PRC Anti-Monopoly Clearance as a result of the termination contemplated herein, the Investors shall have the unilateral right to terminate Section 1.1, Section 1.3 and Section 1.5 by delivering a written termination notice to the Founder Parties, and such termination shall take effect on the date specified in such notice.

For the purposes herein,

“PRC Anti-Monopoly Clearance” means the filing to the Anti-Monopoly Bureau of the State Administration for Market Regulation of the PRC (the “SAMR”) made by the Investors and accepted by the SAMR for examination; and if applicable, the SAMR shall have issued a decision under the Anti-Monopoly Laws of the PRC granting an unconditional clearance of the sale and purchase of shares contemplated under an agreement.

1.7	The Parties hereby acknowledge and agree that notwithstanding anything to the contrary in this Agreement, neither Investor shall be responsible for or liable to any Person in connection with the performance by any Investor of its obligations under Section 1.1 and accordingly in respect of any applicable shareholder decisions so made during the Voting Term, whether at shareholder meetings of the Company, by written resolutions of shareholders of the Company or consent or in such other manner as may be permitted by the applicable Laws, or any procedural matters in relation thereto. The Founder Parties shall not initiate (or cause to be initiated) any action, claim or proceedings against any Investor on any ground or cause of actions arising out of or in connection with, and the Founder Parties shall indemnify, defend and hold harmless each Investor Indemnified Party against any Losses arising out of, the performance by any Investor of such obligations, regardless of whether such performance has resulted or would or would reasonably be expected to result in any Losses to the Founder Parties, provided the foregoing shall not, for the avoidance of doubt, relieve any Investor of any of its obligations under Section 1.1.

Article II
ADDITIONAL FOUNDER PARTIES UNDERTAKING and right of first refusal

2.1	The Founder Parties each hereby undertakes to each of the Investors that, for so long as the Minimum Shareholding Requirement is satisfied:

(a)	the Founder and his Family Member(s) (as defined in the Investor Rights Agreement) shall, at all times, directly or indirectly, together beneficially own no less than eighty percent (80%) of such number of Equity Securities (as determined pursuant to Rule 13d-3 under the Exchange Act) (calculated on a fully diluted and as-converted basis) held directly or indirectly by him and his Family Member(s) as of the date of the Share Purchase Agreement (it being understood that for the purposes of this Section 2.1(a), any Equity Securities held, directly or indirectly by the Founder and his Family Member(s) but used as collateral given (which has not been enforced on) for any indebtedness or similar financing incurred by the Founder (which shall be with or from a bona fide third party and be negotiated at an arms’-length basis) will be deemed as held by him and his Family Member(s), as determined pursuant to Rule 13d-3 under the Exchange Act); for the avoidance of doubt, when calculating the Equity Securities beneficially owned by the Founder and his Family Member(s) for the purposes of this Section 2.1(a), any Equity Securities beneficially owned by the Investors shall be disregarded;

(b)	the Founder Parties shall not take (or cause to be taken) any actions that would restrict, inhibit, terminate or otherwise adversely affect or prejudice any rights, powers, preferences or privileges enjoyed by, or actions or entitlements of, either Investor under the Investor Rights Agreement, including but not limited to any such actions that may result in the removal of the Investor Director and/or Investor Officer (each as defined in the Investor Rights Agreement); and

(c)	without prejudice to Section 4.5 of the Investor Rights Agreement, in the event that any entity Controlled by any Founder Parties (each, a “Founder InvestCo”) proposes to undertake an initial public offering or listing in Hong Kong, the PRC or any other jurisdiction (such Founder InvestCo, the “Founder ListCo” and such proposed offering or listing, the “Sorrento Listing”):

(i)	the Founder Parties shall as soon as practicable notify the Investors of the Sorrento Listing (“Investors Participation Notice”) and each Investor shall have the right, but no obligation, to participate in the investment in such Founder ListCo by exchanging all or a portion of such Investor’s Equity Securities in the Company to the Equity Securities in such Founder ListCo to the extent permitted by the applicable Laws and the listing rules of the relevant securities exchange and subject to the approval of any Governmental Authority (the “Investors Participation”) and the Parties hereby agree that, such right shall remain applicable in respect of one or more Founder ListCo(s) provided that Investors Participation in any Founder ListCo will not result in a loss of Control by the Founder therein and Investors Participation in each listing attempt of a Founder ListCo may only be exercised once (it being understood that, for any Founder ListCo, until such Founder ListCo has completed its listing or the Investors have completed the Investors Participation in such Founder ListCo, the Founder shall (and shall procure that such Founder ListCo shall) offer the Investors the right to Investors Participation in each listing attempt of that Founder ListCo);

(ii)	the Founder Parties shall, and shall procure the Founder ListCo and other relevant Founder InvestCos to, (A) provide, in a timely manner, such information and documentation as either Investor may from time to time reasonably request in connection with the Sorrento Listing, and (B) if an Investor elects to participate by Investors Participation, reasonably update such Investor on the progress and status of the Sorrento Listing, in each case, to the extent permitted by applicable Laws and listing rules;

(iii)	the relevant Investor(s) and the Founder (and the Founder shall procure that the Founder ListCo) shall negotiate in good faith the terms and conditions of the Investors Participation which, if applicable, shall be no less favorable than those terms and conditions offered or granted to any other shareholders of the Company who is entitled to the same or similar right to Investors Participation, taking into account then fair market value of the Company and the Founder ListCo as at the consummation of the Sorrento Listing (which shall be determined in good faith by the Company and parties hereto, including by applying generally accepted valuation methodologies and assumptions, with reference to such valuation methodologies and assumptions accepted for a company of comparable size and in a comparable industry and other principles or practices consistent with those customarily apply in the same or similar context), the tax implications (it being understood that the Investors Participation shall, to the largest extent permitted by applicable Laws, be structured in a tax efficient manner in the benefit of the Investors) and other aspects (including without limitation the requirements under the applicable Laws, and the necessary approval of any Governmental Authority). The Founder shall and shall procure that the Founder ListCo shall cooperate with such Investor elected to participate in the Investors Participations with respect to the Investors Participation, and to the extent permitted by the applicable Laws and the listing rules of the relevant securities exchange and subject to the approval of any Governmental Authority, to complete or effectuate the Investors Participation if elected by an Investor, including, in each case, to take all necessary actions to ensure that the exercise by the Investors of such rights to Investors Participation in accordance with the terms of this Section 2.1(c) will not be unreasonably restricted, impaired or inhibited including under any arrangement or agreement to which the Founder ListCo is a party;

(iv)	notwithstanding the foregoing, the Parties hereby agree that for the purposes of each Investors Participation:

(A)	the fair market value of the shares of the Founder ListCo shall be determined by either of the following ways at the election of the Investors:

(x)	in the event where the Founder ListCo has completed a round of equity financing with a total net proceeds of that round being an amount exceeding US$30 million (the “Qualified Financing”), then the fair market value of each share of Founder ListCo shall be (1) (if such Qualified Financing takes place within the past six (6) months of the Investors Participation Notice) the per share subscription price used therein; or (2) (if otherwise) the sum of (I) the per share subscription price used therein and (II) an additional amount accruing at 8% per annum, compounded annually, or

(y)	the fair market value of Founder ListCo shall be the average of the valuation determined by two Big Four Accounting Firm, with one to be selected by the Founder Parties and the other to be selected by the Investors; and

(B)	the fair market value of the Company shall be calculated with reference to such trading price of the ADSs of the Company being the average of the Daily VWAP for the ninety (90) consecutive Trading Days ending on and including the Trading Day last preceding the date of the definitive agreement in respect of the Investors Participation.

For the purposes herein,

“Big Four Accounting Firm” shall mean Deloitte Touche Tohmatsu, Ernst & Young, KPMG, or PricewaterhouseCoopers (or their respective successors);

“Daily VWAP” shall mean on any given Trading Day, the consolidated volume weighted average price per ADS as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the “<equity> AQR” page corresponding to the “ticker” for such ADSs (or its equivalent successor if Bloomberg ceases to publish such price, or such page is not available) in respect of the period for the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day or if such volume-weighted average price is unavailable, the closing price of one ADS of such ADSs on such Trading Day (the “volume weighted average price” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours); and

“Trading Day” shall mean a day on which the NASDAQ where the ADSs are traded at the relevant time is open for business.

(v)	the relevant Investor(s) and the Founder Parties (and the Founder Parties shall procure that the Founder ListCo, the Company and if applicable, other Founder InvestCos) shall use commercially reasonable efforts to complete the Investors Participation prior to the initial public offering of the Founder ListCo or by such earlier time as may be required by the listing rules of the relevant securities exchange (failing which the Investors Participation shall take place simultaneously with the Sorrento Listing);

provided, however, that the Founder Parties shall not be deemed to be in breach of this Section 2.1(c) if, after having exercised commercially reasonable efforts, the Founder Parties fail to obtain, following any appeal on a commercially reasonable basis, in relation thereto, the approval of any Governmental Authority necessary for the Investors’ Participation, if any; and provided further that the undertakings from the Founder Parties under Section 2.1 shall be terminated immediately and permanently upon the Investors ceasing to satisfy the Minimum Shareholding Requirement and shall forthwith become null, void and unrestorable, regardless whether the Minimum Shareholding Requirement becomes satisfied thereafter, provided that it is not caused solely by one or more new issuances of Equity Securities of the Company.

2.2	The Founder Parties hereby acknowledge and agree that each Investor may without the prior written consent of the Founder Parties assign all or any part of its rights under this Article II to a Permitted Transferee of such Investor.

2.3	Upon Closing and for so long as the Minimum Shareholding Requirement is satisfied, the Investors shall not, and shall direct their assigns and successors not to, during the Voting Term in their capacity as shareholders of the Company, initiate or support any proposal (including by voting of the Proxy Shares) or action that would result in a Company Default. For the avoidance of doubt, the obligation of the Investors in this Section 2.3 shall not affect or prejudice any rights or interests of any Investor under any agreement between it and the Company or its Affiliate (including any Transaction Document) and the termination or expiration of the Voting Term under and in accordance with the terms of Article I shall accordingly terminate this Section 2.3.

2.4	The Founder Parties hereby acknowledge to the Investors that (a) there is no voting arrangement or agreement between, any Founder Parties or any entity Controlled by any Founder Parties, on the one hand and any third parties, on the other hand; and (b) for so long as the Minimum Shareholding Requirement is satisfied, the Founder Parties shall not (and shall procure that any such entity Controlled by any Founder Parties shall not) enter into any such voting arrangement or agreement unless with prior written consent of the Investors (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing (a) and (b) shall not apply to the existing arrangements as disclosed through statements on Schedule 13D filed with the SEC on July 8, 2024.

2.5	The Founder Parties hereby represent and warrant to the Investors that (a) paragraph 2 of the recitals hereof is true, accurate and complete as of the date hereof in respect of the Founder Parties’ equity interest in the Company, (b) the Founder Parties’ equity interest in the Company have been accurately disclosed by the Founder Parties through statements on Schedule 13D filed with the SEC prior to the date hereof and the Founder further represents and warrants to the Investors that as of such dates, no Family Member (as defined in the Investor Rights Agreement) of the Founder holds, directly or indirectly, any Equity Security of the Company, except as may be disclosed by the Founder Parties through statements on Schedule 13D filed with the SEC prior to the date hereof. The Parties hereby agree that the Founder may, following the date of this Agreement, deposit or settle all or part of his existing equity interest in the Company into a trust or similar arrangement to be established for the benefit of himself and/or other Family Members so long as a prior written notice is provided to the Investors

2.6	Right of First Refusal

(a)	Subject to Section 4.7 of the Investor Rights Agreement, in the event that any Investor proposes to sell any of its Equity Securities in the Company to any Person, such Investor shall give the Founder Parties a written notice of such intention prior to the proposed sale (the “Sale Notice”), which notice shall include: the number, type and class or series of Equity Securities subject to the sale (the “Sale Securities”); the per share price of the Sale Securities; and the other material terms and conditions upon which the Investor proposes to sell the Sale Securities.

(b)	The Founder Parties shall have the right to purchaser, or designate their Affiliates or the Company to purchase, all or part of the Sale Securities (the “Right of First Refusal”) at the price per share and upon the other terms and conditions specified in the Sale Notice and shall have ten (10) Business Days after the Sale Notice is received (the “ROFR Period”) to exercise the Right of First Refusal by giving written notice to the Investor providing the Sale Notice and stating therein the quantity of Sale Securities to be purchased; for the avoidance of doubt, the Founder Parties shall be entitled to allocate the Sale Securities among them, any of their Affiliates and /or the Company in any manner in their discretion when exercising the Right of First Refusal.

(c)	If, at the expiration date of the ROFR Period, no Founder Parties have exercised its Right of First Refusal pursuant to Section 2.6(b), the Founder Parties shall be deemed to have waived all of its rights under this Section 2.6 with respect to, and only with respect to, the proposed sale specified in such Sale Notice.

(d)	In the event that any Founder Party delivers a notice pursuant to Section 2.6(b), then the closing of such sale of applicable Sale Securities shall take place within fifteen (15) Business Days after the later to occur of (A) the expiry of the ROFR Period, and (B) the receipt of all regulatory approvals required for such sale.

(e)	For a period of 120 days after the expiry of the ROFR Period (inclusive), the Investor issuing the Sale Notice may sell any Sale Securities with respect to which the Right of First Refusal of Founder Parties were not exercised, at the same price per share and upon terms and conditions not less favorable to such Investor than those specified in the Sale Notice. If the Investor has not sold such Sale Securities within such 120-day period, such Investor shall not thereafter sell any Sale Securities, without first again offering such Sale Securities to the Founder Parties in the manner provided in Section 2.6.

2.7	In the event that any or all of the Relevant Shares have been Transferred to any Person (the “Lenders”) as collateral (the “Secured Shares”) for or in connection with any security (the “Security”) given in a Bona Fide Financing (as defined the Investor Rights Agreement) and the Lenders seek to enforce such Security during the Initial Voting Term and Extended Voting Term (if applicable):

(a)	the Investor(s) that hold such Relevant Shares shall promptly give the Company and each of the Founder Parties written notice of the potential enforcement of such Security (the “Enforcement Notice”). Each Founder Party shall then have a right (but not an obligation) to make an offer to purchase, or designate any of his/its Affiliates or any other Person (only if such Person agrees in writing to be bound by Section 4.7 of the Investor Rights Agreement) to offer to purchase, subject to the provisions of the relevant documents in connection with the Bona Fide Financing (“Financing Documents”), any potion or all of the Secured Shares under the relevant Security (the “ROFO Shares”) at the ROFO Price (as defined below) by notifying the such Purchaser(s) in writing within ten (10) Business Days from receiving the Enforcement Notice, which notice shall indicate all proposed material terms for the offer, including the proposed purchase price (the “ROFO Price”) and number of ROFO Shares (such notice, the “ROFO Notice”). The applicable Investor(s) shall share the ROFO Notice with the Lenders on behalf of the relevant offeror and use its best efforts to coordinate good faith negotiation and discussion between the relevant parties. Delivery of the ROFO Notice shall constitute a binding and irrevocable offer to purchase the ROFO Shares at the ROFO Price.

(b)	if any of the Founder Parties has elected to exercise his/its right as set forth in Section 2.7(a) above, the applicable Investor(s) shall use reasonable best efforts to cause the Lenders to agree to such proposed purchase as indicated in the ROFO Notice and in the event where such proposed purchase has been agreed to by such Lenders, such Founder Party shall, and shall procure his/its designed Person to, effect the purchase of the ROFO Shares with payment of ROFO Price by check or wire transfer, against delivery of the ROFO Shares at the time agreed among such Founder Party (and his/its designed Person), the relevant Lenders and the holder of the relevant Security, and otherwise in accordance with the relevant Financing Documents.

(c)	The Investors shall use best efforts to ensure the relevant Financing Documents permit the rights of the Founder Parties under Section 2.7(a) and Section 2.7(b).

2.8	The Investors hereby represent and warrant to the Founder Parties that the Investors are and will remain wholly owned by PJ Millennium Limited Partnership (the “Parent Fund”) as of the date hereof and the Effective Date. The Founder Parties shall be entitled (but not obligated) to subscribe (or designate any of their Affiliates or other Persons nominated by the Founder Parties in writing to subscribe) for limited partnership or equivalent interests in the Parent Fund on terms no less favorable than any of the other limited partners or equivalent owners of economic interests of the Parent Fund up to thirty per cent (30%) of the outstanding limited partnership or equivalent economic interest of the Parent Fund (the Equity Securities of the Company owned by the Investors and represented on a proportionate basis by such limited partnership interests, the “Founder Indirect Shares”); provided that the Founder Indirect Shares shall not be Transferred (as defined in the Investor Rights Agreement) by the Investors without the prior written consent of the Founder Parties. The parties hereto shall, and the Investors shall procure the Parent Fund shall, discuss in good faith the mechanics and terms of such subscription contemplated by this Section 2.8.

Article III
MISCELLANEOUS

3.1	Governing Law; Jurisdiction.

(a)	This Agreement shall be governed and interpreted in accordance with the Laws of the State of New York, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.

(b)	Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 3.1(b) (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

3.2	Effective Date; Termination. This Agreement shall only take effect upon occurrence of the Closing (other than in respect of Section 2.5, Section 2.8 and the provisions under Article III, which shall come into effect as of the date hereof). In the event the Share Purchase Agreement is terminated in accordance with the terms thereunder, this Agreement shall automatically terminate upon the termination of the Share Purchase Agreement.

3.3	Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties.

3.4	Assignment. Except as expressly set forth herein, neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties.

3.5	Founder Parties. Any obligations of any of the Founder Parties hereunder shall be joint and several obligations of all of them.

3.6	No Third Party Beneficiaries. No provision of this Agreement shall confer upon any person other than the Parties, their permitted assigns and successors any rights or remedies hereunder.

3.7	Expenses. Except as otherwise specified herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

3.8	Incorporated Definitions. All defined terms that are incorporated from other agreements into this Agreement by reference shall have the meanings assigned to such terms as of the date hereof but shall not be modified by any subsequent amendment or modification that takes place after the date hereof (except for such amendments or modifications that are clerical in nature) unless consented to by the Parties hereto.

3.9	Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party hereto to whom notice is to be given, on the date sent if sent by telecopier, tested telex or prepaid telegram, when sent if sent by e-mail, on the next Business Day following delivery to properly addressed or on the day of attempted delivery internationally recognized courier with postage paid and properly addressed as follows:

If to the Founder Parties, at:	Address: Guanjie Building, Southeast 1st Floor, 10# Jiuxianqiao East Road, Chaoyang District, Beijing 100016 Attention: Sheng Chen Email: josh.chen@vnet.com

If to the Investors, at:	11/F, LKF29, No.29 Wyndham Street, Central, Hong Kong Attention: Lawrence Xia Email: lawrence.xia@lochpine.com; wilson.lo@lochpine.com
Baker & McKenzie 14th Floor, One Taikoo Place, 979 King's
with a copy (which shall not constitute notice) to:	Road, Quarry Bay, Hong Kong Attention: Ouyang Dan; Howard Wu Email: dan.ouyang@bakermckenzie.com; howard.wu@bakermckenzie.com

3.10	Other miscellaneous provisions. The provisions set forth in Section 5.6, 5.7, 5.10, 5,11, 5,12, 5,13 and 5.16 of the Deed shall apply mutatis mutandis to this Agreement as if set forth in full in this Section 3.10, provided that all references to the “Company” therein shall be construed as references to “Founder Parties” for the purposes of this Agreement.

[Signature Pages to Follow]

Executed by SHENG CHEN, an individual

Sheng Chen	/s/ Sheng Chen
(PRINT NAME)	Sheng Chen

[Signature Page to Voting and Consortium Agreement]

Executed by GENTAO CAPITAL LIMITED, acting by

Sheng Chen	/s/ Sheng Chen
(PRINT NAME)	Authorized Signatory

who, in accordance with the laws of that territory, is acting under the authority of that company

[Signature Page to Voting and Consortium Agreement]

Executed by FAST HORSE TECHNOLOGY LIMITED,

acting by

Sheng Chen	/s/ Sheng Chen
(PRINT NAME)	Authorized Signatory

who, in accordance with the laws of that territory, is acting under the authority of that company

[Signature Page to Voting and Consortium Agreement]

Executed by SUNRISE CORPORATE

HOLDING LTD., acting by

Sheng Chen	/s/ Sheng Chen
(PRINT NAME)	Authorized Signatory

who, in accordance with the laws of that territory, is acting under the authority of that company

[Signature Page to Voting and Consortium Agreement]

Executed by PERSONAL GROUP LIMITED,

acting by

Sheng Chen	/s/ Sheng Chen
(PRINT NAME)	Authorized Signatory

who, in accordance with the laws of that territory, is acting under the authority of that company

[Signature Page to Voting and Consortium Agreement]

Executed by Zentribe Capital (BVI)

Limited, acting by

Sheng Chen	/s/ Sheng Chen
(PRINT NAME)	Authorized Signatory

who, in accordance with the laws of that territory, is acting under the authority of that company

[Signature Page to Voting and Consortium Agreement]

Executed by Beacon Capital Group

Inc., acting by

Sheng Chen	/s/ Sheng Chen
(PRINT NAME)	Authorized Signatory

who, in accordance with the laws of that territory, is acting under the authority of that company

[Signature Page to Voting and Consortium Agreement]

Executed by PJ Millennium I Limited,

acting by

Wang Hongbo	/s/ Wang Hongbo
(PRINT NAME)	Authorized Signatory

who, in accordance with the laws of that territory, is acting under the authority of that company

[Signature Page to Voting and Consortium Agreement]

Executed by PJ Millennium II Limited,

acting by

Wang Hongbo	/s/ Wang Hongbo
(PRINT NAME)	Authorized Signatory

who, in accordance with the laws of that territory, is acting under the authority of that company

[Signature Page to Voting and Consortium Agreement]

EXHIBIT A

FORM OF POWER OF ATTORNEY

This Power of Attorney is made and executed on [●] by [Name of the Investor], a limited liability company incorporated under the laws of the [●] (the “Investor”), a holder of [●] Class A ordinary shares of VNET Group, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) (such Class A ordinary shares, the “Investor Shares”), pursuant to the Voting and Consortium Agreement (the “Agreement”), dated [●], by and between the Investor, Mr. Sheng Chen, GenTao Capital Limited, Fast Horse Technology Limited, and other parties thereto. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

The Investor acknowledges the Voting Instructions delivered to the Investor from the Founder on [●]in relation to:

[excerpt of the subject matter of the vote] (the “Subject Matter”).

The Investor acknowledges that in connection with the above-mentioned matter, the Founder instructs the Investor to vote as follows:

[excerpt of the voting instructions] (the “Instructions”).

The Investor hereby authorizes and make, constitute and appoint Mr. Sheng Chen, citizen of the People’s Republic of China with ID Card No. [●] or [●], his designee as specified in the Voting Instructions, as its true and lawful attorney with power and authority to exercise the following rights related to [●] Class A ordinary shares of the Company (the “Investor Shares”):

act on the Investor’s behalf as its exclusive agent and attorney with respect to all matters solely concerning voting the Investor Shares in accordance with the Instructions in relation to the Subject Matter, including but not limited to: (i) attending the shareholders’ meetings of the Company (including any adjournments thereto), and (ii) exercising voting rights attached to all the Investor Shares on behalf of the Investor at shareholders meetings of the Company, by written resolutions of shareholders of the Company or consent or in such other manner as may be permitted by the Applicable Law.

All the actions conducted by Mr. Sheng Chen or [●], his designee in relation to the Investor Shares pursuant to this Power of Attorney shall be deemed as the Investor’s own actions, and all documents executed by Mr. Sheng Chen or such designee shall be deemed to be executed by the Investor and shall be valid and binding on the Investor. The Investor hereby acknowledges and confirms those actions and documents.

This Power of Attorney shall be terminated on the earliest of: (i) the exercise of the voting rights attached to the Investor Shares on behalf of the Investor in accordance with the Instructions; (ii) the cancellation (for the avoidance of doubt excluding adjournment) of the relevant shareholder meeting where the Subject Matter will be voted upon, or the withdrawal of the Subject Matter from the consideration of the shareholders; and (iii) [ten (10)] Business Days after the date hereof.

During the term of this Power of Attorney, the Investor hereby waives all the rights associated with the relevant Investor Shares which have been entrusted to Mr. Sheng Chen or his designee through this Power of Attorney, and the Investor shall not exercise such rights.

Executed and delivered as a deed by:
[Name of the Investor]

By:
Name:
Title: